REPORT OF SHAREHOLDER MEETING  Unaudited
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On August 17, 2005, a shareholder meeting of the Oppenheimer Emerging Growth
Fund was held at which the eleven Trustees identified below were elected (Proposal No. 1) and the sub-proposals in (Proposal No. 2) were approved as described in the Funds' proxy statement for that meeting. The following is a report of the votes cast:

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PROPOSAL NO. 1

NOMINEE                               FOR          WITHHELD              TOTAL
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TRUSTEES
Matthew P. Fink             5,861,043.248        73,372.670      5,934,415.918
Robert G. Galli             5,847,775.957        86,639.961      5,934,415.918
Phillip A. Griffiths        5,855,982.584        78,433.334      5,934,415.918
Mary F. Miller              5,859,851.197        74,564.721      5,934,415.918
Joel W. Motley              5,857,618.655        76,797.263      5,934,415.918
John V. Murphy              5,861,025.626        73,390.292      5,934,415.918
Kenneth A. Randall          5,841,228.950        93,186.968      5,934,415.918
Russell S. Reynolds, Jr.    5,849,329.617        85,086.301      5,934,415.918
Joseph M. Wikler            5,862,753.889        71,662.029      5,934,415.918
Peter I. Wold               5,862,841.033        71,574.885      5,934,415.918
Clayton K. Yeutter          5,840,433.364        93,982.554      5,934,415.918

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PROPOSAL NO. 2 Proposal to change the policy on

                                                                              BROKER
           FOR                           AGAINST           ABSTAIN          NON-VOTE            TOTAL
-----------------------------------------------------------------------------------------------------
2A: Borrowing
     4,289,784.691                   246,226.656       124,659.571     1,273,745.000    5,934,415.918
2B: Concentration of Investments
     4,367,087.545                   181,628.152       111,955.221     1,273,745.000    5,934,415.918
2C: Diversification of Investments
     4,361,344.188                   191,994.886       107,331.844     1,273,745.000    5,934,415.918
2H: Lending
     4,314,183.563                   190,037.893       156,449.462     1,273,745.000    5,934,415.918
2K: Real Estate and Commodities
     4,352,269.936                   170,361.105       138,039.877     1,273,745.000    5,934,415.918
2L: Senior Securities
     4,357,746.139                   152,472.753       150,452.026     1,273,745.000    5,934,415.918